Exhibit 99.2

WRAP Receives Largest Single International Order

International Order for 500 BolaWrap Devices, 50,000 Cartridges

and Related Accessories

TEMPE, Arizona – October 29, 2021 – Wrap Technologies, Inc. (the “Company” or “WRAP”) (Nasdaq: WRAP), a global leader in innovative public safety technologies and services, announced that the Company received a new repeat order from an International distributor for 500 BolaWrap 100 devices, 50,000 cartridges, and related accessories.

“Our distributor is working with a national police agency that is representative of the exact type of agency we are best situated to help,” said Tom Smith, CEO and President of WRAP.  “This agency values preventing escalation and is working to equip large groups of officers on its force with the BolaWrap device and training.  We look forward to continuing to support our distributor and this forward-thinking agency.”

WRAP received the order in late October and the revenue is expected to be recognized in Q4 2021 and Q1 2022. The BolaWrap has already been shipped to 50 countries.

Smith continued, “Our international distributors continue to expand BolaWrap programs despite the challenges presented by the global pandemic. The international market is 12 times the US market size, but order processing can be complicated. I am heartened by our continued expansion and training overseas as the BolaWrap program broadens its reach. Our long-term plan is on target and we are well-positioned for success.”

About WRAP
WRAP Technologies (Nasdaq: WRAP) is a global leader in innovative public safety technologies and services. WRAP develops creative solutions to complex issues and empowers public safety officials to protect and serve their communities through its portfolio of advanced technology and training solutions.

WRAP’s BolaWrap® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to temporarily restrain uncooperative suspects and persons in crisis from a distance. Through its many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to help law enforcement safely detain persons without injury or the need to use higher levels of force.

WRAP Reality, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field.

WRAP’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

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WRAP on LinkedIn: https://www.linkedin.com/company/wraptechnologies/

Trademark Information
BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successfully implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products, including the acceptance of the BoloWrap 150; the risk that distributor and customer orders for future deliveries are modified, rescheduled or cancelled in the normal course of business; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Paul M. Manley
VP – Investor Relations
(612) 834-1804
pmanley@wrap.com

Media Contact: media@wrap.com